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                                                                    EXHIBIT 11.2



           HOME HEALTH CORPORATION OF AMERICA, INC.  AND SUBSIDIARIES

              COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE

              FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 1996

The following calculation is submitted in accordance with the Securities Act of 1934:


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                                        Three months ended                     Six months ended
                                         December 31, 1996                    December 31, 1996
                               ----------------------------------    ----------------------------------
                                    Basic             Diluted             Basic             Diluted
                               -------------    -----------------    -------------    -----------------
                                             (in thousands, except per share data)
Net income                              $689                 $689           $2,044               $2,044
Dividends on preferred
 stock                                     -                    -               (6)                  (6)
Interest and dividends on
 convertible securities,
 net of tax                                -                   22                -                   83
                               -------------    -----------------    -------------    -----------------
Net income available to
common stockholders                     $689                 $711           $2,038               $2,121
                               =============    =================    =============    =================

Weighted average number of
 common shares outstanding
 during period                         8,377                8,444            8,201                8,234

Weighted average number of
 common shares subject to
 exercise under outstanding
 stock options and warrants,
 net of treasury shares assumed
 repurchased                               -                  136                -                  148

Shares assumed issued in
 connection with
 conversion of convertible
 securities, as of the
 beginning of the period                   -                  152                -                  302
                               -------------    -----------------    -------------    -----------------
Weighted average number of
 common shares outstanding             8,377                8,732            8,201                8,684
                               =============    =================    =============    =================
Net income per share                   $0.08                $0.08            $0.25                $0.24
                               =============    =================    =============    =================
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